Exhibit No. 11
                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)


                                                 Three Months Ended August 31,
                                                 1996                    1995
--------------------------------------------------------------------------------
PRIMARY
     Average shares outstanding                  4,892                   4,761
     Net effect of dilutive stock options
         based on the modified treasury stock
         method using the average market price      28                      43
--------------------------------------------------------------------------------

         TOTAL                                   4,920                   4,804
================================================================================

     Net income                                 $  226                 $   935
================================================================================

     Net income per share                       $ 0.05                 $  0.19
================================================================================